EXHIBIT 11

                         TELESCAN, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                      DAYS           WEIGHTED
                                   SHARES          OUTSTANDING        SHARES
                                --------------    --------------   -------------

QUARTER ENDED MARCH 31, 1998

Balance December 31, 1997          10,924,382          90            10,924,382
Common stock issuances under
    stock option plan                 120,186         10.8               14,436
                                --------------                     -------------

Balance March 31, 1998             11,044,568                        10,938,818
                                ==============                     =============

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                                 TELESCAN, INC.
                        CALCULATION OF EARNINGS PER SHARE

                                                     QUARTER ENDED
                                                       MARCH 31,
                                           -----------------------------------
                                               1998                 1997
                                           -------------        --------------
PRIMARY:
Weighted average number of shares
    of common stock                          10,938,818            10,735,780
Assumed exercise of certain
    stock options                                   ---                   ---
Assumed exercise of stock warrants                  ---                   ---
                                           -------------        --------------
                                             10,938,818            10,735,780
                                           =============        ==============

Net income (loss)                          $   (858,778)        $      13,745
                                           ==============       ==============

BASIC EARNINGS PER SHARE:
Net income (loss)                          $      (0.08)        $        0.00
                                           ==============       ==============

DILUTED:
Weighted average number of shares
    of common stock                          10,938,818            10,735,780
Assumed exercise of certain
    stock options                                   ---               196,229
Assumed exercise of stock warrants                  ---                   ---
                                           -------------        --------------
                                           $ 10,938,818         $  10,932,009
                                           =============        ==============

Net income (loss)                          $   (858,778)        $      13,745
                                           ==============       ==============

DILUTED EARNINGS PER SHARE:
Net income (loss)                                 (0.08)                 0.00
                                           ==============       ==============

Note: Due to a loss for the quarter ended March 31, 1998, no dilution is reflected.

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